Exhibit (a)(5)(L)

Avast Extends its Tender Offer

Redwood City, California / Amsterdam, The Netherlands, September 16, 2016—Avast Software B.V. today announced that it has extended its previously announced tender offer to purchase all of the outstanding ordinary shares of AVG Technologies N.V. (NYSE: AVG) for $25.00 in cash to 11:59 p.m., New York City time, on September 29, 2016, unless earlier terminated or further extended. All other terms and conditions of the tender offer remain unchanged.

The depositary for the tender offer has advised Avast that as of 11:59 p.m., New York City time, on September 15, 2016, 43,001,197 AVG ordinary shares (excluding 2,713,167 AVG ordinary shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), representing approximately 78.5% of the outstanding AVG ordinary shares, have been validly tendered pursuant to the tender offer and not properly withdrawn.

About Avast

Avast Software (www.avast.com), maker of the most trusted mobile and PC security in the world, protects 230 million people and businesses with its security applications. In business for over 25 years, Avast is one of the early innovators in the security business, with a portfolio that includes security and privacy products for PC, Mac, Android and iOS, and premium suites and services for business. In addition to being top-ranked by consumers on popular download portals worldwide, Avast is certified by, among others, VB100, AV-Comparatives, AV-Test, OPSWAT, ICSA Labs, and West Coast Labs. Avast is backed by leading global private equity firms CVC Capital Partners and Summit Partners.

Forward-Looking Statements

This press release contains forward-looking information that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Avast and AVG operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the conditions to the contemplated tender offer and consummate the transactions described in this press release; and AVG’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in AVG’s filings with the Securities and Exchange Commission (“SEC”), including AVG’s Annual Report on Form 20-F for the year ended December 31, 2015. These forward-looking statements speak only as of the date of this release and neither Avast nor AVG assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Additional Information and Where to Find It

This press release does not constitute an offer to purchase or a solicitation of an offer to sell any securities of AVG. The solicitation and offer to purchase ordinary shares of AVG is being made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, filed by Avast with the SEC on July 29, 2016 (as subsequently amended, the “Tender Offer Statement”). AVG filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on July 29, 2016 (as subsequently amended, the “Solicitation/Recommendation Statement”). AVG shareholders are urged to read the Tender Offer Statement and Solicitation/Recommendation Statement, as they may be amended from time to time, as well as any other relevant documents filed with the SEC, carefully and in their entirety because they will contain important information that AVG shareholders should consider before making any decision regarding tendering their securities. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by AVG will be available free of charge on AVG’s website at investors.avg.com.

Contacts

Avast Software

Marina Ziegler

PR & Communications Director

ziegler@avast.com

+49-(0)89-3815331-17